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Exhibit 3.1
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                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       BORG-WARNER SECURITY CORPORATION


     Borg-Warner Security Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation").

     DOES HEREBY CERTIFY:

     FIRST: That an amendment to the Corporation's Restated Certificate of Incorporation was approved by Unanimous Consent of the Executive Committee of the Board of Directors, effective May 3, 1999 as follows:

     "RESOLVED, that Article I of the Corporation's Restated Certificate of Incorporation be amended by striking Article I in its entirety and replacing it with the following:

                                   ARTICLE I

     The name of the Corporation (hereinafter called the "Corporation") is Burns International Services Corporation."

     SECOND: That at a special meeting and vote of the stockholders on July 2, 1999, the stockholders holding a majority of the outstanding stock of the Corporation have approved said amendment and said amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS THEREOF, said Borg-Warner Security Corporation has caused this Certificate to be signed by its Chairman and attested by its Secretary, this 2nd day of July 1999.


                                             BORG-WARNER SECURITY CORPORATION


                                             By: __________________________
                                                 John A. Edwardson, Chairman
     Attest:


     By:__________________________
        Robert E.T. Lackey, Secretary